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                                                                  Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment 1 to Registration Statement No. 333-105386 on Form S-4 of PEI Holdings, Inc and the additional registrants named in the Table of Additional Registrants of our report dated February 22, 2002 on the consolidated financial statements of Playboy TV International, LLC. and subsidiaries as of and for the years ended December 31, 2001 and 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the entity's ability to continue as a going concern), incorporated by reference in the Annual Report on Form 10-K of Playboy Enterprises, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Miami, Florida
July 1, 2003